Exhibit 4.8

1999

Stock Option

Preliminary Plan Summary

September 7, 1999

Introduction

The 1999 Stock Option Plan (SOP) is a form of long-term incentive compensation that aligns the interests of management with shareholders toward an increase in the value of the company’s stock. After the successful closing of the share exchange between Hoechst (the Company) and Rhône-Poulenc and the start of Aventis, the Company intends to take the steps necessary to convert these options to Aventis options and to maintain continuity of the 1999 Stock Option Plan within the context of the Aventis group.

The SOP provides an award to selected managers of options to purchase, after a certain period of time, company stock at a specific Grant Price. The value of your options depends on the increase in value of stock over this Grant Price at the time you exercise your options. Therefore, your commitment to increase the value of the company’s stock is needed to grow the value of your options.

The SOP provides the participating Hoechst companies an additional incentive for recruiting, motivating and retaining top leaders and is an important component to furthering our position in the marketplace and long-term success worldwide.

Eligibility and Grant of Options

The Hoechst AG Board of Management has selected participants in the SOP from among management-level employees, based on recommendations by those companies participating in the SOP worldwide. Each participant will receive an award of options to buy a certain number of Hoechst shares in the future at the Grant Price of Euro 40,21.

The Grant Price of Euro 40,21 is the average closing price of Hoechst shares on the Frankfurt (XETRA) Stock Exchange on the five trading days of the week of the Grant Date, September 7, 1999.

The number of options you receive is determined by management and generally is in relation to last year’s grant, or, if you did not participate in the 1998 Plan, to the grant you would have received if you had participated.

The number and Grant Price of your options will be adjusted to reflect the demerger of Celanese, the Hoechst extra-ordinary dividend payment and the share exchange.

Conditions to exercising your Options

Exercising your options means buying company stock at the Grant Price. The general rule is that you may exercise your options only:

✓	After the Vesting Period and

✓	During the Exercise Period

Vesting Period

Generally, you may not exercise your options until you have remained employed by the Company for three years (for French fiscal residents five years) after the Grant Date – through September 6, 2002 (Vesting Period) – unless you meet a special condition as described in the “Special Conditions” section on page 3.

Once the Vesting Period has expired, you may exercise your options according to the SOP terms.

The following time line illustrates the Vesting and Exercise Periods:

Vesting Period Exercise Period
September 7, 1999 September 7, 2002 September 7, 2009
SOP begins Exercise Permitted SOP ends
No Exercise Permitted Remaining options forfeited

Exercise Period

The Exercise Period is the seven-year period after the Vesting Period, running from September 7, 2002 through September 7, 2009. Generally, you may exercise your options only during the Exercise Period (except as noted in the “Special Conditions” section). The SOP ends on September 7, 2009.

Calculation Example

Number of options:	2.500
Grant Price:	40,21 Euro
Market Price at time of exercise:	70,00 Euro

Buy 2.500 shares for:	100.525 Euro
Market Price of 2.500 shares:	175.000 Euro

Total Gain	74.475 Euro

Special Conditions

The table at the right describes special conditions pertaining to the status of your SOP grant. Exercise is only permitted during the Exercise Period except in circumstances as noted in the table.

Please note, if there is a change in control of Hoechst AG (other than the business combination with Rhône-Poulenc to form Aventis) a subsidiary, or an operation belonging to Hoechst AG, provisions in the final plan document (“the Plan Document”) will apply.

*	Options not exercised by the end of the Exercise Period or Special Condition deadline are automatically forfeited!

Event	Status of Your Options	Exercise Permitted

Termination of employment for any reason in the first 12 months following Grant Date (prior to September 7, 2000)	Forfeited	Not applicable

Participant transfers to a Hoechst Group SOP-participating company	Retained	Per terms of SOP

Participant transfers to a non-SOP participating Group company during the Vesting Period (prior to September 7, 2002)	Forfeited	Not applicable

Participant transfers to a non-SOP participating Group company during the Exercise Period (after September 6, 2002)	Retained	Only within 30 days after transfer*

Participant resignation during the Vesting Period (prior to September 7, 2002)	Forfeited	Not applicable

Participant resignation during the Exercise Period (after September 6, 2002)	Retained	Only within 30 days of termination date*

Termination of employment by employer due to organizational changes or by mutual agreement more than 12 months after the Grant Date (after September 6, 2000)	Immediately vested	Only within 30 days of termination date*

Company departs Hoechst Group more than 12 months after Grant Date (after September 6, 2000)	Immediately vested	Only within 6 months after spin-off*

Employment of Participant is terminated at any time for cause as defined by the Plan document	Forfeited	Not applicable

Retirement (according to the retirement eligibility rule of your employer) more than 12 months after the Grant Date (after September 6, 2000)	Retained	Any time during Exercise Period*

Disability as defined by the Plan document more than 12 months after the Grant Date (after September 6, 2000)	Retained	Any time during Exercise Period*

Death more than 12 months after the Grant Date (after September 6, 2000)	Immediately vested	Within one year after death*

Participant repatriates or takes a foreign assignment where SOP is not available at the Global level of new position during the Vesting Period	Options pro-rated (see formula on next page)	Retained options per terms of SOP

Pro-ration Formula:

Number of full months Number of Options Granted since September 7, 1999 (up to 36 = Vesting Period)
X
Number of Option Granted

•	If the resulting number of options is less than 500, all options are forfeited.

•	If the resulting number of options is 500 or greater, the resulting number of options is retained.

Exercise Procedures

If the conditions to exercising your options are satisfied, you may exercise all or a portion of your outstanding options by instructing the SOP Administrator (to be selected) to buy shares of company stock on your behalf.

You may exercise your options only in groups of 100, with a minimum of 500. If at any time you hold less than 1.000 options, you must exercise all remaining options at the same time.

When you wish to exercise your options, you will give your instructions to the SOP Administrator. You may choose to buy and sell your shares simultaneously or purchase the shares and sell them at a later date (certain country restrictions may apply). You will be responsible for expenses related to either type of exercise. If you choose to purchase and hold the shares, you assume the investment risk for future share price changes.

Prior to the beginning of the Exercise Period (or any Special Condition deadline), you will receive detailed information on procedures for exercising your options.

The timing and amount of taxation can vary considerably from country to country. Your employer will be withholding all applicable taxes and other deductions from your salary. Recognizing the differences in tax treatment, seeking professional tax advice is recommended to determine the tax effect of the SOP on you as an individual.

General Information

This brochure summarizes the terms and conditions of the SOP 1999. If there is a conflict between this summary and the final Plan Document, the provisions of the Plan Document control. The Hoechst AG Board of Management reserves the right to amend or terminate the SOP at any time. Although Hoechst AG or Aventis intend to create similar plans in the future, it is under no legal obligation to do so and you have no vested right to participate in them.

Securities offered to persons who are not residents or citizens of the United States of America have not been registered under the U.S. Securities Act of 1933, and may not be offered or sold in the U.S. unless registered under such Act or an exemption from registration is available.